Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 6, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Aruba Networks, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2008.
/s/ PricewaterhouseCoopers LLP
San Jose, California
September 1, 2009